FORM OF
PARTICIPATION AGREEMENT

THIS AGREEMENT, dated as of __________ __, 2012, by and among Henderson Global Funds (the “Trust”), a statutory trust organized under the laws of the State of Delaware, on behalf of its series identified on Schedule A (each, a “Fund” and collectively, the “Funds”) and the trust identified on Schedule B (the “Underlying Trust”), on behalf of its series identified on Schedule B (each, an “Underlying Fund” and collectively, the “Underlying Funds”).

WHEREAS, the Trust and the Underlying Trust are each registered with the United States Securities and Exchange Commission (the “Commission”) as open-end investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company and therefore limits the ability of a Fund to invest in shares of an Underlying Fund as well as the ability of an Underlying Fund to sell its shares to a Fund;

WHEREAS, the Trust and Henderson Global Investors (North America) Inc. (the “Adviser”), investment adviser to the Trust, and Henderson Investment Management Limited (“Subadviser”), subadviser to the Trust,  have obtained an order from the Commission dated             , 2012  (the “Henderson Order”), that permits a fund to acquire shares of one or more of the Underlying Funds and permits each Underlying Fund, its principal underwriter and brokers and dealers registered under the Securities Exchange Act of 1934, as amended, to sell such shares to a Fund in excess of the limitations set forth in Section 12(d)(1)(A) and (B), respectively, in accordance with the conditions of the Order (the “Conditions”) as set forth in the related Notice of Application for such Order attached hereto as Exhibit 1 (such Order and related Notice of Application being collectively referred to herein as the “Henderson Order”); and

WHEREAS, the Funds may, from time to time, invest in shares of one or more Underlying Funds in excess of the limitations of Section 12(d)(1)(A), and the Underlying Funds may, from time to time, sell their shares to the Funds in excess of the limitations of Section 12(d)(1)(B) in reliance on the Henderson Order;

NOW THEREFORE, in consideration of the potential benefits to the Funds and the Underlying Funds arising out of the Funds’ investment in the Underlying Funds, the parties agree as follows.

I.	REPRESENTATIONS AND OBLIGATIONS OF THE HENDERSON GLOBAL FUNDS

1.1 The Adviser has provided to the Underlying Funds through their investment adviser and designated agent, a copy of the Henderson Order.  The Adviser will, upon request, promptly provide each Underlying Fund a copy of any material amendment to the Henderson Order.

1.2 In connection with any investment in an Underlying Fund by a Fund, such Fund agrees (i) to comply with the terms and conditions of the Henderson Order and this Agreement and (ii) to promptly notify the Underlying Fund if such Fund fails to comply with the Conditions of this Agreement.

1.3 Pursuant to Condition 8 of the Henderson Order, the Trust, on behalf of each Fund, has provided to the Underlying Trust a list (the “List”) of the names of each Fund of Funds Affiliate and Underwriting Affiliate (as each such term is defined in the Henderson Order).  The Trust, on behalf of each Fund, undertakes to notify the Underlying Trust of any change to the List as soon as reasonably practical.

1.4 The Trust, on behalf of each Fund, agrees to invest in each Underlying Fund on a fully disclosed basis to facilitate each party’s ability to monitor compliance with the Conditions.

II.	REPRESENTATIONS AND OBLIGATIONS OF THE UNDERLYING FUNDS

2.1 Each Underlying Trust, on behalf of each Underlying Fund: (i) acknowledges that it has received a copy of the Henderson Order; (ii) agrees to adhere to the applicable Conditions and this Agreement; and (iii) agrees to promptly notify the Henderson Global Funds if it fails to comply with the applicable Conditions or this Agreement.

2.2 The Underlying Trust represents that its board of trustees, including a majority of the independent trustees, has reviewed the agreements in existence as of the date of this Agreement pursuant to which consideration may be paid by an Underlying Fund to the Fund or a Fund of Funds Affiliate and has made the determinations set forth in sub-paragraphs (a), (b) and (c) of Section 2.3 below with respect to such consideration.

2.3 Pursuant to Condition 4 of the Henderson Order, once an investment by any Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, the board of trustees of the Underlying Trust, including a majority of the independent trustees, will determine that any consideration paid by the Underlying Funds to the Fund or a Fund of Funds Affiliate in connection with any services or transactions (regardless of whether such consideration is paid pursuant to an arrangement entered into prior or subsequent to the date of this Agreement):

(a)	is fair and reasonable in relation to the nature and quality of the services and benefits received by the Underlying Funds;

(b)	is within the range of consideration that the Underlying Fund would be required to pay to another unaffiliated entity in connection with the same services or transactions; and

(c)	does not involve overreaching on the part of any person concerned.

The provisions of this Section 2.3 shall not apply with respect to any services or transactions between an Underlying Fund and its investment adviser(s) or any person controlling, controlled by or under common control with such investment adviser(s).

2.4 Pursuant to Condition 6 of the Henderson Order, the Underlying Trust represents that its board of trustees, including a majority of the independent trustees, has adopted procedures reasonably designed to monitor any purchases of securities by each Underlying Fund in an Affiliated Underwriting (as such term is defined in the Henderson Order) (the “Affiliated Underwriting Procedures”) once an investment by any Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, including any purchases made directly from an Underwriting Affiliate.

2.5 Pursuant to Condition 6 of the Henderson Order, the board of trustees of the Underlying Trust agrees to review any purchases of securities by an Underlying Fund in an Affiliated Underwriting periodically, but no less frequently than annually, to determine whether such purchases were influenced by the investment by a Fund in an Underlying Fund.  In connection with such review, the board of trustees agrees to consider, among other things, the items described in Condition 6 of the Henderson Order.

2.6 The Underlying Trust represents that as of the date of this Agreement it has neither applied for nor obtained an order from the Commission under Section 12(d)(1)(J) of the 1940 Act that permits an Underlying Fund to invest in securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except as contemplated by Section 2.7 below.

2.7 Pursuant to Condition 11 of the Henderson Order, each Underlying Fund agrees that it does not own as of the date of this Agreement and it will not acquire during the term of this Agreement securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act, except to the extent permitted by the Henderson Order.

2.8 Pursuant to Condition 7 of the Henderson Order, the Underlying Trust, on behalf of each Underlying Fund, agrees to: (i) maintain and preserve permanently in an easily accessible place a written copy of the Affiliated Underwriting Procedures, and any modifications thereto; and (ii) to maintain and preserve for a period of not less than six years from the end of the fiscal year in which any purchase in an Affiliated Underwriting occurred, the first two years in an easily accessible place, a written record of each purchase of securities in an Affiliated Underwriting once an investment by any Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act, setting forth (a) the party from whom the securities were acquired, (b) the identity of the underwriting syndicate’s members, (c) the terms of the purchase, and (d) the information or materials upon which the determinations of the board of the Underlying Trust were made.

III.	CERTIFICATIONS

3.1 The Underlying Trust, on behalf of each Underlying Fund, agrees to deliver to the Trust and the Adviser on a quarterly basis a certificate, duly certified by the President or any Vice President of the Underlying Trust, substantially in the form attached hereto as Exhibit 2.

3.2 The Underlying Trust, on behalf of each Underlying Fund, acknowledges that such certificate will be accepted and reasonably relied upon by the Trust, the Adviser and their affiliates as conclusive evidence of the facts set forth therein.

IV.	INDEMNIFICATION

4.1 Each Fund agrees to indemnify, defend and hold harmless each Underlying Fund, including any of its directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (the “Claims”) asserted against the Underlying Funds, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Fund of any provision of this Agreement or (ii) a violation or alleged violation by such Fund of the Conditions, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

4.2 Each Underlying Fund agrees to indemnify, defend and hold harmless each Fund, including any of its directors or trustees, officers, employees and agents, against and from any Claims asserted against such Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by an Underlying Fund of any provision of this Agreement or (ii) a violation or alleged violation by an Underlying Fund of the terms and conditions of the Henderson Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

4.3 The indemnification provision provided for herein shall be subject to the following terms and conditions:  (i) the party claiming indemnification (the “Indemnified Party”) must notify the other party (the “Indemnifying Party”) promptly, in writing, of any notice of a Claim subject to indemnification under this Agreement; provided, however, that no failure by an Indemnified Party to provide prompt notice shall diminish the Indemnifying Party’s indemnification obligation hereunder, except and to the extent the Indemnifying Party is prejudiced by such delay; (ii) the Indemnifying Party shall assume sole control over such defense and all negotiations for the settlement and compromise of any such Claim; (iii) the Indemnified Party shall have the right to retain its own counsel in connection with such defense, at the Indemnified Party’s sole expense; and (iv) the Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement of any such Claim, provided that both parties must consent in writing to any settlement or compromise of any such Claims.

V.	NOTICES

All notices, including all information that any party is required to provide under the terms of this Agreement and the terms and conditions of the Henderson Order, shall be in writing and shall be delivered by registered or overnight mail, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.

If to the Trust, a Fund or the Adviser:

737 North Michigan Avenue
Suite 1700
Chicago, Illinois  60611
Attention:  Legal Department

If to the Underlying Trust:

[INSERT CONTACT INFORMATION]

VI.	TERMINATION; GOVERNING LAW; CONFIDENTIALITY

6.1 This Agreement will continue until terminated in writing by either party upon thirty (30) days’ notice to the other party; provided, however, that the provisions of Sections 2.8 and 3.2 shall survive the termination of this Agreement.  This Agreement may not be assigned by either party without the prior written consent of the other.

6.2 This Agreement will be governed by the laws of the State of Delaware without regard to its choice-of-law principles.

6.3 The Underlying Funds (i) acknowledge that the list of the names of each Fund of Funds Affiliate and Underwriting Affiliate (as such terms are defined in the Henderson Order) provided to the Funds pursuant to Condition 8 of the Henderson Order and paragraph 1.3 of this Agreement is confidential and proprietary information of each Underlying Fund and (ii) agree to treat such list in the same manner as the Underlying Funds treat their own confidential information.

VII.	USE OF NAMES

7.1 The Underlying Trust hereby consents to the use of its name, the name of each Underlying Fund and the names of their affiliates in the Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications.  No Underlying Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Adviser, the Trust, a Fund or any of their affiliates in its marketing materials unless it first receives prior written approval of the relevant Fund and such Fund’s investment adviser.

7.2 It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect.  Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

VIII.	MISCELLANEOUS

8.1 Counterparts.  This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

8.2 Severability.  If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

8.3 Additional Funds and Underlying Funds; Additional Investment Companies.  In the event that the Trust or the Underlying Trust wishes to include one or more series in addition to those originally set forth on Schedule A and Schedule B, respectively, the relevant trust shall so notify the other trust in writing, and if the other trust agrees in writing, such series shall hereunder become a Fund or Underlying Fund, as the case may be, and Schedule A or Schedule B, as appropriate, shall be amended accordingly.

8.4 Limitation of Liability.  In any action involving the Funds under this Agreement, each Underlying Fund agrees to look solely to the individual Fund(s) that is/are involved in the matter in controversy and not to any other series of the Trust.

8.5 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HENDERSON GLOBAL FUNDS, on behalf of each of the Funds listed on Schedule A, Severally and Not Jointly
Name: Title:
[ ], on behalf of its Underlying Funds listed on Schedule B, Severally and Not Jointly
Name: Title:

Schedule A

Henderson Global Funds

Henderson All Asset Fund

Schedule B

Underlying Trust and Series

Exhibit 1

Henderson Order and Notice of Application

Exhibit 2

Form of Officer’s Certificate

I, [                     ], the duly elected and qualified [President/Vice President] of [            ], hereby certify in my capacity as such officer pursuant to Section 3.1 of that certain Participation Agreement dated __________ __, 201_ by and among the Henderson Global Funds, on behalf of each of the series identified on Schedule A to the Participation Agreement, and the Underlying Trust identified on Schedule B to the Participation Agreement, on behalf of its series identified on Schedule B to the Participation Agreement (the “Participation Agreement”), that:

1. During the preceding calendar quarter:

(a) the board of trustees of the Underlying Trust, including a majority of the independent trustees, determined that any consideration paid by each Underlying Fund to a Fund or a Fund of Funds Affiliate in connection with any services or transactions (i) was fair and reasonable in relation to the nature and quality of the services and benefits received by such Underlying Fund, (ii) was within the range of consideration that the Underlying Fund would have been required to pay to another unaffiliated entity in connection with the same services or transactions, and (iii) did not involve overreaching on the part of any person concerned;1

(b) either (i) no Underlying Fund purchased a security in any Affiliated Underwriting or (ii) all purchases of securities by each Underlying Fund in an Affiliated Underwriting were consistent with the Affiliated Underwriting Procedures;2

(c) no Underlying Fund acquired securities of any investment company or company relying on Sections 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limitations contained in Section 12(d)(1)(A) of the 1940 Act (excluding the acquisition of any Permitted Securities); and

(d) each Underlying Fund complied with all applicable terms and conditions of the Henderson Order and the Participation Agreement.

2. The board of trustees of the Underlying Trust reviewed any purchases of securities by an Underlying Fund in an Affiliated Underwriting during the most recently completed fiscal year and determined that no such purchase was influenced by the investment by a Fund in an Underlying Fund.3

1 This certification must only be made once an investment by a Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and may exclude any services or transactions between an Underlying Fund and its investment adviser(s) or any person controlling, controlled by or under common control with such investment adviser(s).

2 This certification must only be made once an investment by a Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act.

3 This certification only be made once an investment by a Fund exceeds the limits contained in Section 12(d)(1)(A)(i) of the 1940 Act and must only be delivered on an annual basis.

Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Participation Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the ____ day of _______, 201_.

Name: Title: [President/Vice President]